Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

UNIVERSAL LOGISTICS HOLDINGS, INC.

of

Up to 100,000 Shares of its Common Stock

at a Purchase Price Not Greater Than $28.00 nor Less Than $25.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., EASTERN TIME, ON JUNE 15, 2022

UNLESS THE OFFER IS EXTENDED.

Universal Logistics Holdings, Inc., a Michigan corporation (“Universal” or the “Company”), is offering to purchase up to 100,000 shares of its common stock, no par value (the “common stock”), at a price not greater than $28.00 nor less than $25.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.

Upon the terms and subject to the conditions of the Offer, Universal will determine a single per-share price, not greater than $28.00 nor less than $25.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that the Company will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Offer expires, Universal will look at the prices chosen by shareholders for all of the shares properly tendered. The Company will then select the lowest purchase price, in multiples of $0.50, within the price range specified above that will allow the Company to buy 100,000 shares. If fewer than 100,000 shares are properly tendered subject to the conditions of the Offer, Universal will select the price that will allow the Company to buy all the shares that are properly tendered and not properly withdrawn. All shares Universal acquires in the Offer will be bought at the same purchase price regardless of whether the shareholder tendered at a lower price. Universal will return shares tendered at prices in excess of the Company-determined purchase price, as well as shares the Company does not purchase because of proration, to the tendering shareholders at Universal’s expense promptly after the Offer expires. See Section 3.

Subject to certain limitations and legal requirements, Universal reserves the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of the Company’s outstanding shares (or approximately 528,835 additional shares) for a total of approximately 628,835 shares. See Sections 1 and 14.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The shares are listed and traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “ULH.” On May 12, 2022, the reported closing price of the shares on NASDAQ was $23.39 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

Universal’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should carefully read the information in this Offer to Purchase and in the related Letter of Transmittal, including Universal’s reasons for making the Offer. See Section 2.

The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Universal’s director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the Offer. All of Universal’s other directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer. See Section 10.

If the Offer is oversubscribed, Universal will purchase shares on a pro rata basis from all shareholders who properly tender shares at or below the Company-determined purchase price. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price the Company determines.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you desire to tender all or any portion of your shares, you should either:

(1) (a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by Universal, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $25.00 per share.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

Universal is not making the Offer to, and the Company will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, Universal may, at its discretion, take any actions necessary for the Company to make this Offer to shareholders in any such jurisdiction.

Universal has not authorized any person to make any recommendation on the Company’s behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which Universal has referred you. Universal has not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by Universal, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

Universal Logistics Holdings, Inc. (“Universal” or the “Company”) is a holding company, and all of its business operations are conducted through its consolidated subsidiaries. The periodic use of the terms “we,” “our” and “us” means Universal and its consolidated subsidiaries, and Universal refers to its shares of its common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. The Company urges you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Universal has included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Universal Logistics Holdings, Inc.

What is Universal offering to purchase?

The Company is offering to purchase up to 100,000 shares of its common stock, no par value. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

Universal is conducting the Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.50) within a price range specified by Universal at which you are willing to sell your shares.

The price range for the Offer is $25.00 to $28.00 per share. After the Offer expires, Universal will look at the prices chosen by shareholders for all of the shares properly tendered. The Company will then select the lowest purchase price, in multiples of $0.50, that will allow it to buy 100,000 shares. If fewer than 100,000 shares are properly tendered, subject to the conditions of the Offer, Universal will select the price that will allow it to buy all the shares that are properly tendered and not properly withdrawn.

Universal will buy all shares at the same price, even if you have selected a lower price. The Company will not, however, purchase any shares above the Company-determined purchase price.

If your shares are purchased in the Offer, Universal will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will the Company pay interest on the purchase price, even if there is a delay in making payment.

What happens if fewer than 100,000 shares are tendered at or below the purchase price?

The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 100,000 shares are properly tendered, subject to the conditions of the Offer, Universal will purchase all shares that are properly tendered and not properly withdrawn.

What happens if more than 100,000 shares are tendered at or below the purchase price?

Subject to certain limitations and legal requirements, Universal reserves the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of its outstanding shares (or approximately 528,835 additional shares). Thus, if this right is exercised, Universal may purchase up to approximately 628,835 shares in the Offer. In exercising this right, Universal may increase the purchase price to allow the Company to purchase all such additional shares.

If more than 100,000 shares (or such greater number of shares as the Company may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, Universal will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares at or below the Company-determined purchase price on a pro rata basis.

If Universal does not exercise its right to accept a greater number for purchase, the Company will purchase 100,000 shares, on a pro rata basis, from among all shares tendered at or below the Company-determined purchase price. If Universal exercises its right to accept for purchase more than 100,000 shares, Universal will purchase such larger number of shares (up to a maximum of approximately 628,835 shares), on a pro rata basis, from among all shares tendered at or below the Company-determined purchase price.

Because of the proration provision described above, Universal may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

How can I maximize the chance that my shares will be purchased?

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price the Company determines. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $25.00 per share.

You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares Universal may accept for purchase in the Offer. If more than 100,000 shares (or such greater number of shares as the Company may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, Universal will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares at or below the Company-determined purchase price on a pro rata basis. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.

How will the Company pay for the shares?

Assuming that the maximum of 100,000 shares are tendered in the Offer at the maximum purchase price of $28.00 per share, the aggregate purchase price will be approximately $2.8 million. Assuming that an additional amount of shares above the maximum of 100,000 shares are tendered in the Offer at the maximum purchase price of $28.00 per share and Universal exercises its right to purchase an additional number of shares up to 2% of its outstanding shares (or approximately 528,835 additional shares), the aggregate purchase price will be approximately $17.6 million. Universal anticipates paying for the shares tendered in the Offer from its available cash and cash equivalents and from funds borrowed under its revolving credit facility.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Time, on June 15, 2022 unless the Company extends it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Universal urges you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Universal may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. The Company cannot assure you that it will extend the Offer or indicate the length of any extension that it may provide. If Universal extends the Offer, the Company will delay the acceptance of any tendered shares. Universal can amend the Offer in its sole discretion at any time prior to the Expiration Time. Universal can also terminate the Offer prior to the Expiration Time if the conditions in Section 6 are not met. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If Universal extends the Offer, the Company will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. Universal will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

Universal’s Board of Directors has determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to shareholders. The Board of Directors determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the tender offer to share in a higher portion of Universal’s future potential.

Universal believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if Universal completes the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them.

The Offer also provides shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

What are the significant conditions to the Offer?

Universal’s obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:

•

The non-occurrence of any changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares in any material respect.

•

The non-occurrence of any decrease greater than 10% in the market price of Universal’s shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from the close of trading on May 12, 2022.

•

The non-occurrence of any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company’s reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States.

•

No legal action shall have been instituted, threatened, or pending that challenges the Offer or seeks to impose limitations on Universal’s ability (or that of any affiliate) to acquire or hold or to exercise full rights of ownership of the shares.

•	The non-occurrence during the Offer of any initiation or escalation of war, armed hostilities, or other similar national or international calamity, directly or indirectly involving the United States.

•

No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving Universal or any of its subsidiaries.

•

No one, including certain groups, shall have acquired or proposed to acquire beneficial ownership of more than 5% of Universal’s outstanding shares other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before May 13, 2022, and no entity, group or person who has made such a filing before May 13, 2022 shall acquire or proposes to acquire (other than by virtue of the Offer) beneficial ownership of an additional 1% or more of Universal’s outstanding shares. In addition, no new group shall have been formed that beneficially owns as a group more than 5% of the Company’s outstanding shares.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intention to acquire Universal or any of its subsidiaries.

•	The non-occurrence of any material adverse change in Universal’s business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership, or that of our subsidiaries.

•

Universal shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause its common stock to be subject to delisting from NASDAQ (this determination shall be made by Universal).

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it is a condition of Universal’s obligation to purchase shares pursuant to the Offer that the Company determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting on NASDAQ. See Section 6. Universal’s common stock is registered under Section 12 of the Exchange Act, and therefore, the Company is subject to the reporting requirements of the Exchange Act. Universal’s common stock will continue to be registered under Section 12 of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., Eastern Time, on June 15, 2022, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

•

If you are an institution participating in the book-entry transfer facility (as defined in this Offer), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

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Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., Eastern Time, on June 15, 2022, unless Universal extends the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If the Company has not accepted for payment the shares you have tendered, you may also withdraw your shares at any time after 5:00 p.m., Eastern Time, on July 11, 2022. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Universal’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Depositary, or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should carefully read the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of Universal intend to tender their shares in the Offer?

Universal’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the Offer. Universal’s other directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of Universal’s directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, Universal’s directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to shareholders in the Offer. See Section 10.

If the Offer is oversubscribed, Universal will purchase shares on a pro rata basis from all shareholders who properly tender shares at or below the Company-determined purchase price. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the Company-determined purchase price.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in Universal’s outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On May 12, 2022, the reported closing price of Universal’s shares quoted on NASDAQ was $23.39 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

Universal will announce the results of proration and will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares it purchases promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend. See Section 13.

If you are a Non-U.S. Holder (as defined in Section 13), you should expect to be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, unless such consideration is effectively connected with your conduct of a trade or business within the United States, or such withholding rate is subject to reduction or elimination by applicable treaty, in each case as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 13.

Universal recommends that you consult your own tax advisor as to the particular tax consequences to you of the Offer.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits Universal from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9.

Will I have to pay stock transfer tax if I tender my shares?

Universal will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, at 866-695-6074. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2022, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following:

•	Ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises;

•	extensive and continued reliance on owner-operators, as well as reductions in our pool of available driver candidates;

•	the loss of any agent or agents responsible for a significant portion of our revenue;

•	excess capacity in transportation and logistics;

•	surplus inventories;

•	recessionary economic cycles and downturns in customers’ business cycles;

•	increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees;

•	the resale value of the Company’s used equipment and the price of new equipment;

•	increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators;

•	increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims;

•	unanticipated increases in the number or amount of claims for which the Company is self-insured;

•	inability of the Company to continue to secure acceptable financing arrangements;

•	seasonal factors such as regularly scheduled customer plant shutdowns affecting business from our automotive customers and harsh weather conditions that increase operating costs;

•	competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding;

•	the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations;

•	our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems;

•	potential liability from pending or threatened litigation;

•	the potential impact of labor disputes involving us, our customers, or other suppliers to our customers;

•

general risks associated with doing business in Mexico, Canada and Colombia, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism;

•	the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; and

•	a significant reduction in or termination of the Company’s services by a key customer.

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, the Company undertakes no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact the Company and our business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of Universal’s Common Stock:

Universal invites its shareholders to tender shares of the Company’s common stock, no par value. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, Universal is offering to purchase up to 100,000 shares at a price not greater than $28.00 nor less than $25.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., Eastern Time, on June 15, 2022, unless extended.

After the Offer expires, Universal will look at the prices chosen by shareholders for all of the shares properly tendered. Universal will then select the lowest purchase price within the above-specified price range that will allow the Company to buy 100,000 shares. If fewer than 100,000 shares are properly tendered, Universal will select the price, in multiples of $0.50, that will allow the Company to buy all the shares that are properly tendered and not properly withdrawn. All shares Universal acquires in the Offer will be bought at the same purchase price regardless of whether the shareholder tendered at a lower price.

Because of the proration provision described in this Offer to Purchase, the Company may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if more than the number of shares Universal seeks are properly tendered. Universal will return shares tendered at prices in excess of the Company-determined purchase price and shares it does not purchase because of proration to the tendering shareholders at Universal’s expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, the Company reserves the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of its outstanding shares (or approximately 528,835 additional shares) for a total of approximately 628,835 shares. See Sections 1 and 14.

Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on Universal’s purchase of shares under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Universal’s obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Universal’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should carefully read the information in this Offer to Purchase and in the related Letter of Transmittal, including Universal’s reasons for making the Offer. See Section 2.

Universal’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Universal’s director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the

Offer. Universal’s other directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of the Company’s directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, Universal’s directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to shareholders in the Offer. See Section 10.

As of May 12, 2022, Universal had 26,441,738 issued and outstanding shares of common stock. The 100,000 shares that Universal is offering to purchase represent approximately 0.4% of the total number of Universal’s issued and outstanding shares as of May 12, 2022. The shares are listed and traded on NASDAQ under the symbol “ULH.” On May 12, 2022, the closing price of the shares as quoted on NASDAQ was $23.39 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7.

THE TENDER OFFER

1.	Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, Universal will purchase up to 100,000 shares of its common stock or, if fewer than 100,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $28.00 nor less than $25.00 per share, net to the seller in cash, less any applicable withholding tax and without interest. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”) and subject to certain limitations and legal requirements, Universal reserves the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of its outstanding shares (or approximately 528,835 additional shares) for a total of approximately 628,835 shares.

The term “Expiration Time” means 5:00 p.m., Eastern Time, on June 15, 2022, unless Universal, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of Universal’s right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration based on the number of such shares tendered prior to the Expiration Time.

Except as described in this Offer, withdrawal rights expire at the Expiration Time.

If Universal (i) increases the price that may be paid for the shares above $28.00 per share or decreases the price that may be paid for the shares below $25.00 per share, (ii) increases the maximum number of shares that it may purchase in the Offer by more than 2% of its outstanding shares or (iii) decreases the number of shares that it may purchase in the Offer, then the Offer will be extended until the expiration of the period of at least 10 business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the shareholders in the manner specified in Section 14. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 Midnight, Eastern Time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $28.00 nor less than $25.00 per share, at which they are willing to sell their shares to Universal under the Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $25.00 per share. See Section 7 for recent market prices for the shares.

Promptly following the Expiration Time, Universal will look at the prices chosen by shareholders for all of the shares properly tendered and will determine the purchase price that the Company will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, Universal intends to promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through Cision—PR Newswire or another comparable service.

Universal will then select the lowest purchase price (in multiples of $0.50) within the price range specified above that will allow the Company to buy 100,000 shares or such greater number of shares as Universal may accept for payment, subject to applicable law. If fewer than 100,000 shares are properly tendered, Universal will select the price that will allow it to buy all the shares that are properly tendered and not properly withdrawn.

All shares Universal acquires in the Offer will be bought at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the proration provision described in this Offer to Purchase, Universal may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price if more than the number of shares the Company seeks are properly tendered. Universal will return shares tendered at prices in excess of the Company-determined purchase price and shares the Company does not purchase because of proration to the tendering shareholders at Universal’s expense promptly after the Offer expires. Shareholders can specify one price for a specified portion of their shares and a different price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Shareholders also can specify the order in which Universal will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, Universal purchases some but not all of the tendered shares pursuant to the Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 100,000 shares, or such greater number of shares as Universal may elect to accept for payment, subject to applicable law, the Company will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Upon the terms and subject to the conditions of the Offer, if more than 100,000 shares, or such greater number of shares as Universal may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the Company-selected purchase price and not properly withdrawn prior to the Expiration Time, Universal will purchase all properly tendered shares tendered at prices at or below the Company-determined purchase price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.

Proration. If proration of tendered shares is required, Universal will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, at or below the Company-selected purchase price. Universal will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that Universal will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Universal’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. Universal’s Board of Directors has determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of the

Company’s business and delivering value to shareholders. Universal’s Board of Directors determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of the Company’s future potential.

Universal believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if Universal completes the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them.

The Offer also provides shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions associated with open market sales.

None of the Company, its Board of Directors, the Depositary, or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which shareholders may choose to tender their shares. Universal has not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should carefully read the information in this Offer to Purchase and in the related Letter of Transmittal.

Universal’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Universal’s director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the Offer. Universal’s other directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer.

If the Offer is oversubscribed, Universal will purchase shares on a pro rata basis from all shareholders who properly tender shares at or below the Company-determined purchase price. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the Company-determined purchase price.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in its future earnings and assets, if any, and will bear the attendant risks associated with owning Universal’s equity securities, including risks resulting from the Company’s purchase of shares. Shareholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. Universal can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares Universal acquires pursuant to the Offer will be held in treasury and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Consummation of the Offer will reduce Universal’s “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices or reduced liquidity in the trading market for Universal’s common stock following completion of the Offer.

Universal’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Universal’s director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the Offer. Universal’s other directors and executive officers have advised the Company, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of Universal’s directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, Universal’s directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to shareholders in the Offer. See Section 10.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference, Universal currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving Universal or any of its material subsidiaries;

•	any purchase, sale, or transfer of an amount of Universal’s assets or any of its subsidiaries’ assets which is material to Universal and its subsidiaries, taken as a whole;

•

any change in Universal’s present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in Universal’s present dividend rate or policy, its indebtedness or capitalization, its corporate structure or its business;

•	any class of Universal’s equity securities ceasing to be authorized to be listed on NASDAQ;

•	the termination of registration under Section 12(g) of the Exchange Act of any class of Universal’s equity securities;

•	the suspension of Universal’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of Universal’s securities; or

•	any changes in the Company’s charter or by-laws that could impede the acquisition of control of Universal.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, Universal has regularly considered alternatives to enhance shareholder value, including open market repurchases of the Company’s shares, modifications of its dividend policy, strategic acquisitions and business combinations, and Universal intends to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that Universal will decide to undertake any such alternatives. Additionally, from time-to-time Universal may liquidate, merge or reorganize its subsidiaries for tax and corporate-related purposes. Universal is currently undertaking a reorganization of certain of its subsidiaries for such purposes.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer:

•

The certificates for such shares or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Time, or such later time and date to which Universal may extend the Offer, by the Depositary at the applicable address set forth on the back cover of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Universal urges you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and Universal on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $25.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” For purposes of determining the purchase price, those shares that are tendered by shareholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $25.00 per share. See Section 7 for recent market prices for the shares.

If tendering shareholders wish to indicate a specific price, in multiples of $0.50, at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price Universal eventually selects after the Expiration Time.

A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, shareholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

Universal urges shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this

Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as Universal describes above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary including, in the case of a book-entry transfer, by book-entry confirmation. If you plan to make delivery by mail, the Company recommends that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, e-mail transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Universal’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to the Company within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to Universal that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Universal’s acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Universal, in its sole discretion, and its determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. Universal reserves the absolute right prior to the expiration of the Offer to reject any or all tenders it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Universal also reserves the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not Universal waives similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Universal, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Universal’s reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to Universal, you agree to accept all decisions the Company makes concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering shareholders may challenge Universal’s determinations in a court of competent jurisdiction and tendering shareholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.

U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a shareholder or other payee pursuant to the Offer, prior to receiving such payments, each shareholder or other payee must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8 BEN or IRS Form W-8 BEN-E (“Form W-8 BEN”), IRS Form W-8 IMY (“Form W-8 IMY”), IRS Form W-8 ECI (“Form W-8 ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. shareholders by a broker and payments of dividends generally will be subject to information reporting to the Internal Revenue Service. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding on Payments to Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, in compliance with U.S. federal income tax laws, Non-U.S. Holders should expect that the applicable withholding agent will withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8 BEN (with respect to income tax treaty benefits) or Form W-8 ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such Non-U.S. Holder meets one of the Section Tests (described in Section 13) or (ii) if such Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at 800-546-5141. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures described below at any time prior to the Expiration Time unless Universal extends the Offer for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., Eastern Time, on July 11, 2022, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

Universal will decide, in its sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. Universal also reserves the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. None of Universal, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If Universal extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on Universal’s behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Universal’s reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires the Company to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, Universal will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) subject to certain limitations and legal requirements, decide whether to accept for payment up to an additional 2% of the Company’s outstanding shares (or approximately 528,835 additional shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, Universal may increase the purchase price to allow the Company to purchase all such additional shares.

For purposes of the Offer, Universal will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered at or below the purchase price selected by the Company and not properly withdrawn only when, as, and if Universal gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, Universal will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

Universal will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

In the event of proration, Universal will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering shareholder at the Company’s expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will Universal pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase shares pursuant to the Offer. See Section 6.

Universal will pay all stock transfer taxes, if any, payable on the transfer to Universal of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. backup withholding on the gross proceeds paid to the shareholder or other payee pursuant to the Offer. Any Non-U.S. Holder (as defined herein) will be subject to withholding at a rate of 30% on payments received pursuant to the Offer unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States. See Section 3.

6.	Conditions of the Tender Offer

Rule 13e-4(f)(5) under the Exchange Act requires an issuer making a tender offer to either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer. Subject to Rule 13e-4(f)(5), notwithstanding any other provision of the Offer, Universal may terminate or amend the Offer (or postpone the acceptance, purchase, and payment for shares tendered) upon the occurrence of certain events. If Universal reasonably determines that, prior to the Expiration Time, any of the following events has occurred and, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event (other than an event that is proximately caused by the Company’s action or failure to act), the event makes it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general political, market, economic, or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the Company’s shares in any material respect, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in Universal’s reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•

a decrease of more than 10% in the market price for Universal’s shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index, measured from the close of trading on May 12, 2022; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company’s reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of Universal or any of its subsidiaries or affiliates, taken as a whole, that, in the Company’s reasonable judgment, does or is reasonably likely to have a material adverse effect on Universal or any of its subsidiaries or affiliates, taken as a whole, or Universal has become aware of any fact that, in its reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the Company’s shares;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in the Company’s reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect Universal or any of its affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by Universal of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in the Company’s ability to accept for payment or pay for some or all of the shares;

•

seeks to impose limitations on the Company’s ability (or that of any of its affiliates) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by Universal on all matters properly presented to its shareholders; or

•

otherwise could reasonably be expected to adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of Universal or any of its subsidiaries or affiliates in any material respect, taken as a whole, or the value of the Company’s shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or Universal or any of its subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in the Company’s reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of Universal or any of its subsidiaries or affiliates in any material respect, taken as a whole;

•

a tender or exchange offer for any or all of the Company’s outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving Universal or any of its subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	Universal learns that:

•

any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the Company’s outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before May 13, 2022);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before May 13, 2022, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of Universal’s outstanding shares;

•

any new group has been formed that beneficially owns more than 5% of the Company’s outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Universal or any of its shares, or has made a public announcement reflecting an intent to acquire Universal or any of its subsidiaries or any of the Company’s assets or securities or its subsidiaries’ assets or securities;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to Universal in its reasonable discretion; or

•	Universal determines that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from NASDAQ.

The conditions referred to above are for the Company’s sole benefit and may be asserted by Universal regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by the Company’s action or failure to act), and may be waived by Universal, in whole or in part, at any time and from time to time in its reasonable discretion prior to the Expiration Time. Universal’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by Universal concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.

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7.	Price Range of the Shares; Dividends

Universal’s shares are traded on the Nasdaq Global Select Market under the symbol “ULH.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ, based on published financial sources.

Fiscal Year Ended December 31, 2020

	High	Low
First Quarter	$19.84	$11.02
Second Quarter	18.04	11.41
Third Quarter	23.03	16.58
Fourth Quarter	23.94	19.40

Fiscal Year Ended December 31, 2021

	High	Low
First Quarter	$27.95	$20.48
Second Quarter	27.15	21.50
Third Quarter	23.85	19.05
Fourth Quarter	22.50	16.62

Fiscal Year Ending December 31, 2022

	High	Low
First Quarter	$23.47	$15.86
Second Quarter (Through May 12, 2022)	24.13	17.72

On May 12, 2022, the reported closing price of the shares quoted on NASDAQ was $23.39 per share. Universal urges shareholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

8.	Source and Amount of Funds

Assuming that 100,000 shares are purchased in the Offer at the maximum purchase price of $28.00 per share, the aggregate purchase price will be approximately $2.8 million. Assuming that an additional amount of shares above the maximum of 100,000 shares are tendered in the Offer at the maximum purchase price of $28.00 per share and Universal exercises in full its right to purchase an additional number of shares up to 2% of its outstanding shares (or approximately 528,835 additional shares), the aggregate purchase price will be approximately $17.6 million. Universal anticipates paying for the tendered shares and related fees and expenses from funds borrowed under the Company’s existing line of credit and from its cash, cash equivalents, and short-term investments.

In November 2018, the applicable borrowing subsidiaries of the Company entered into a Credit and Security Agreement with KeyBank National Association, as lender and administrative agent (the “Credit Facility”). The Credit Facility provides for maximum borrowings of $350 million in the form of a $150 million term loan and a $200 million revolver at a variable rate of interest based on LIBOR or a base rate and matures on November 26, 2023. The collateral securing the Credit Facility consists of cash, deposits, accounts receivable, and selected other assets of the applicable borrowers. The Credit Facility includes customary affirmative and negative covenants and events of default, certain financial covenants requiring minimum fixed charge coverage and leverage ratios, and customary mandatory prepayments provisions. The Credit Facility also includes an accordion feature that allows the borrowers to increase availability by up to $100 million upon request. At April 2, 2022, we complied with all covenants under the Credit Facility, and $51.0 million was available for borrowing. Universal plans to repay any amounts borrowed under the Credit Facility to purchase shares in this Offer through cash received from its operations in the ordinary course of business, and the Company may voluntarily repay outstanding loans under the Credit Facility at any time.

The Credit Facility may in certain circumstances limit Universal’s ability to pay dividends. Universal may declare and pay dividends so long as no event of default exists and, after giving pro forma effect to payment of the dividend, the Company’s fixed charge coverage ratio is at least 1:1. At April 2, 2022, Universal complied with the fixed charge coverage ratio financial covenant.

Universal will utilize a portion of its existing cash in connection with the Offer and, as a result, may have reduced liquidity. However, the Company believes that, after the Offer is completed, its then-available cash, cash equivalents and short-term investments, cash flow from operations and access to capital will continue to provide Universal with adequate financial resources to meet its working capital requirements and to fund capital expenditures as well as to engage in strategic activities. This Offer is not subject to any financing condition.

9.	Information About Universal Logistics Holdings, Inc.

Universal is a holding company that owns subsidiaries engaged in providing a variety of transportation and logistics services. Through its consolidated subsidiaries, Universal is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada, and Colombia. The Company’s operating subsidiaries offer customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Universal’s consolidated subsidiaries provide a comprehensive suite of transportation and logistics solutions that allow customers to reduce costs and manage their global supply chains more efficiently. Universal markets and delivers services through its operating companies in several ways:

•	Through a direct sales and marketing network focused on selling our portfolio of services to large customers in specific industry sectors;

•	Through a network of agents who solicit freight business directly from shippers; and

•	Through company-managed facilities and full service freight forwarding and customs house brokerage offices.

At December 31, 2021, Universal had an agent network totaling approximately 257 agents, and the Company operated 51 company-managed terminal locations and serviced 63 value-added programs at locations throughout the United States and in Mexico, Canada and Colombia.

Universal was incorporated in Michigan on December 11, 2001. Universal has been a publicly held company since February 11, 2005, the date of its initial public offering.

The Company’s principal executive offices are located at 12755 E. Nine Mile Road, Warren, Michigan 48089.

Operations

Universal broadly groups its revenues into the following service categories: truckload, brokerage, intermodal, dedicated and value-added services.

Truckload. The truckload services performed by our operating subsidiaries include dry van, flatbed, heavy-haul and refrigerated operations. Truckload services represented approximately $248.9 million, or 14.2%, of our operating revenues in 2021. Our subsidiaries transport a wide variety of general commodities, including automotive parts, machinery, building materials, paper, food, consumer goods, furniture, steel and other metals on behalf of customers in various industries. Truckload services also include final mile and ground expedited services. Our subsidiaries provide transportation services through a network of owner-operators and employee drivers.

Brokerage. Our subsidiaries provide customers freight brokerage services by utilizing third-party transportation providers to transport goods. Brokerage services also include full service domestic and international freight forwarding, and customs brokerage. In 2021, brokerage services represented approximately $401.8 million, or 22.9%, of our operating revenues.

Intermodal. Intermodal operations include steamship-truck, rail-truck, and support services. Intermodal support services represented $473.1 million, or 27.0%, of our operating revenues in 2021. Our intermodal support services are primarily short-to-medium distance delivery of both international and domestic containers between the port or railhead and the customer and drayage services.

Dedicated. The dedicated services performed by our consolidated subsidiaries are primarily provided in support of automotive customers using van equipment. In 2021, dedicated services represented approximately $204.1 million, or 11.7%, of our operating revenues. Universal’s dedicated services are primarily short run or round-trip moves within a defined geographic area provided through a network of union and non-union employee drivers, owner-operators, and contract drivers.

Value-Added. Our subsidiaries also provide customers with value-added services, which are typically dedicated to individual customer requirements and include material handling, consolidation, sequencing, sub-assembly, cross-dock services, kitting, repacking, warehousing and returnable container management. Value-added services represented approximately $423.1 million, or 24.2%, of our operating revenues in 2021. The facilities and services are often directly integrated into the production processes of our customers and represent a critical piece of their supply chains.

Revenue Equipment

The following table represents the equipment used to provide transportation services as of December 31, 2021:

Type of Equipment	Company- owned or Leased	Owner- Operator Provided	Total
Tractors	1,487	2,421	3,908
Yard Tractors	262	—	262
Trailers	3,838	977	4,815
Chassis	2,830	1	2,831
Containers	176	—	176

Human Capital Resources

As of December 31, 2021, we had 8,004 employees. During the year ended December 31, 2021, we also engaged, on average, the full-time equivalency of 1,448 individuals on a contract basis. As of December 31, 2021, approximately 37% of our employees in the United States, Canada, and Colombia and 91% of our employees in Mexico were members of unions and subject to collective bargaining agreements. Universal believe our union and employee relationships are good.

Facilities

Universal are headquartered and maintain our corporate administrative offices in Warren, Michigan. Universal own our corporate administrative offices, as well as 23 terminal yards and other properties in the following locations: Dearborn, Michigan; Romulus, Michigan; Riverside, California; Jacksonville, Florida; Garden City, Georgia; Harvey, Illinois; Gary, Indiana; Louisville, Kentucky; Albany, Missouri; Rural Hall, North Carolina; South Kearny, New Jersey; Cleveland, Ohio; Columbus, Ohio; Reading, Ohio; Latty, Ohio; York County, Pennsylvania; Wall, Pennsylvania; Mount Pleasant, South Carolina; Memphis, Tennessee; Dallas, Texas; Houston, Texas; Millwood, West Virginia and Clearfield, Utah.

As of December 31, 2021, we also leased 91 operating, terminal and yard, and administrative facilities in various U.S. cities located in 24 states, in Windsor, Ontario; and in San Luis Potosí, Mexico. Generally, our facilities are utilized by our operating segments for various administrative, transportation-related or value-added services. Universal also deliver value-added services under our contract logistics segment inside or linked to 37 facilities provided by customers. Certain of our leased facilities are leased from entities controlled by our majority shareholders. These facilities are leased on either a month-to-month basis or extended terms.

Where You Can Find More Information

Universal is subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. Universal also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022.

(b)	Our Quarterly Report on Form 10-Q for the quarter ended April 2, 2022, filed with the SEC on May 12, 2022.

(c)	Our Current Report on Form 8-K, filed with the SEC on May 2, 2022.

(d)	Item 5.07 of our Current Report on Form 8-K filed with the SEC on May 5, 2022.

(e)	Our Definitive Proxy Statement on Schedule 14A, dated March 31, 2022.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:

Universal Logistics Holdings, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

Attn: Corporate Secretary

586-920-0100

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at www.universallogistics.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of May 12, 2022, Universal had 26,441,738 issued and outstanding shares. The 100,000 shares Universal is offering to purchase under the Offer represent approximately 0.4% of its total number of issued and outstanding shares as of May 12, 2022.

Matthew T. Moroun is the Chairman of Universal’s Board of Directors, and his son, Mr. Matthew J. Moroun, is also a director. As of May 12, 2022, Matthew T. Moroun beneficially owns 19,173,869 shares, or approximately 72.5% of the total number of the Company’s issued and outstanding shares, and Universal’s directors and executive officers as a group, including Messrs. Matthew T. and Matthew J. Moroun (11 persons), beneficially own an aggregate of 19,296,224 shares, or approximately 73.0% of the Company’s total issued and outstanding shares. Universal’s director, Mr. H.E. “Scott” Wolfe, has advised the Company that, although no final decision has been made, he may tender up to 5,000 shares that he beneficially owns in the Offer. Universal’s other directors and executive officers, however, have advised the Company that they do not intend to tender any of their shares in the Offer.

As a result, if no shares are tendered by Mr. Wolfe, Matthew T. Moroun’s proportional holdings will increase to approximately 72.8%, and the proportional holdings of Universal’s directors and executive officers as a group will increase to approximately 73.3% of the total number of the Company’s issued and outstanding shares as of May 12, 2022, assuming that Universal purchases 100,000 shares in the Offer. If Mr. Wolfe tenders 5,000 shares and Universal purchases 100,000 shares in the Offer, including all 5,000 shares tendered by Mr. Wolfe, then the proportional holdings of Universal’s directors and officers as a group will increase to 73.2% of the total number of issued and outstanding shares as of May 12, 2022.

After termination of the Offer, Universal’s directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

As of May 12, 2022, no person or organization other than Matthew T. Moroun is known to Universal to hold more than 5% of the Company’s common stock.

The table below provides the aggregate number and percentage of shares of Universal’s common stock that are beneficially owned as of May 12, 2022, by each person or organization known to Universal that beneficially owns more than 5% of the Company’s outstanding shares, each of the Company’s current directors and named executive officers, and Universal’s directors and named executive officers as a group. The percentage beneficial ownership of each such beneficial owner as of May 12, 2022, after giving effect to the Offer, appears in the last column of the table, assuming Universal purchases 100,000 shares in the Offer and the person listed does not tender any shares in the Offer. Unless otherwise indicated, the address of each shareholder, director, or officer listed in the table below is c/o Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

	Prior to the Offer		After the Offer
Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)	Percent of Class (2)(3)
Directors and Named Executive Officers:
Matthew T. Moroun (4)(5)(6)	19,173,869	72.5%	72.8%
Matthew J. Moroun (4)(7)	647	*	*
Grant E. Belanger	216	*	*
Jude M. Beres (8)	15,000	*	*
Frederick P. Calderone	—	—	—
Daniel J. Deane	—	—	—
Clarence W. Gooden	—	—	—
Michael A. Regan	—	—	—
Tim Phillips (8)	77,095	*	*
Richard P. Urban	10,647	*	*
H.E. “Scott” Wolfe	18,750	*	*
Directors and named executive officers as a group (11 persons)	19,296,224	73.0%	73.3%

*	Denotes less than one percent.
(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of May 12, 2022, through the exercise of any stock option or other right. Unless otherwise indicated, each person has or shares with his spouse sole investment and voting power over the shares set forth in the table.

(2)

The percentages shown are based on our total outstanding shares as of May 12, 2022, plus the number of shares that the named person or group has the right to acquire within 60 days of May 12, 2022. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of May 12, 2022 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)	Assumes that 100,000 shares are purchased in the Offer and no shares are tendered by the listed person or group.
(4)

Matthew T. Moroun is the father of Matthew J. Moroun. Each of Matthew T. Moroun and Matthew J. Moroun disclaims beneficial ownership of the shares owned by the other person except to the extent of his pecuniary interest therein.

(5)	Includes 2,500,000 shares pledged as security.
(6)

The number of shares shown includes 14,303,383 shares owned directly by Mr. Moroun in his individual capacity; 3,871,527 shares beneficially owned by the 2020 Irrevocable Nora M. Moroun Trust dated November 20, 2020; 762,042 shares beneficially owned by the 2020 Irrevocable Lindsay S. Moroun Trust; and 236,917 shares beneficially owned by Redoubtable, LLC. Mr. Moroun serves as trustee of the trusts and as manager of Redoubtable; in such capacities, he exercises voting and investment power over their respective shares. The number of shares shown excludes 285,550 shares owned directly by Mr. Moroun’s spouse, Lindsay S. Moroun, and 647 shares owned directly by Mr. Moroun’s son, Matthew J. Moroun. Mr. Moroun disclaims beneficial ownership of the shares held by Ms. Moroun and Matthew J. Moroun, and this disclosure shall not be deemed an admission that Mr. Matthew T. Moroun is the beneficial owner of such shares.

(7)

The number of shares shown excludes the shares owned by Mr. Moroun’s father, Matthew T. Moroun, and this disclosure shall not be deemed an admission that Mr. Matthew J. Moroun is the beneficial owner of such shares.

(8)	Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company.

Stock Incentive Plan

In 2014, the Board of Directors adopted and the Company’s shareholders approved the 2014 Amended and Restated Stock Option and Incentive Plan (the “Plan”) which will expire on April 22, 2024. The Plan authorizes grants to the Company’s employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. At the time of Plan adoption, a total of 500,000 shares of the Company’s common stock, subject to adjustments, were reserved for the issuance of stock awards under the Plan. On May 4, 2022, the Company’s shareholders approved a proposed amendment to the Plan to increase by 200,000 the number of shares reserved for the issuance of stock awards under the Plan.

Under the terms of the Plan, non-qualified stock options and restricted stock purchase rights may be granted with an exercise price of not less than 85% of the market price of the shares subject to the option on the day the option is granted. Incentive stock options must have an exercise price of not less than 100% of the market price of the shares subject to the option on the day the option is granted, except that an incentive stock option granted to a 10% shareholder must have an option exercise price of not less than 110% of the market price on the day the option is granted. Options may be exercised in whole or in part by the optionee, but in no event later than ten years from the date of the grant. Any incentive stock option granted under the Plan to a 10% shareholder may not be exercised more than five years after the date of grant.

On May 9, 2022, the Company awarded 647 unrestricted shares of our common stock to Messrs. Matthew T. Moroun, Matthew J. Moroun, and Richard P. Urban, respectively, as part of their annual retainer for serving as a non-employee director. On May 9, 2022, the Company awarded 216 unrestricted shares of our common stock to Mr. Grant E. Belanger as part of his annual retainer for serving as a non-employee director. These shares have a fair value of $23.17 based on the closing price of the Company’s stock on the grant date.

On February 5, 2020, Universal granted 5,000 shares of restricted stock to its Chief Financial Officer. These shares vest on February 20, 2024, subject to continued employment with the Company. These shares have a fair value of $17.74 based on the closing price of the Company’s stock on the grant date.

On January 10, 2020, Universal granted 60,000 shares of restricted stock to its Chief Executive Officer. These restricted shares vest in installments of 20,000 shares each on January 10, 2024 and January 10, 2026, and 10,000 shares each on January 10, 2027 and January 10, 2028, subject to continued employment with the Company. These shares have a fair value of $18.82 based on the closing price of the Company’s stock on the grant date.

On February 20, 2019, Universal granted a total of 44,500 shares of restricted stock to its named executive officers and other key employees, including 12,000 shares to its Chief Executive Officer and 10,000 shares to its Chief Financial Officer. These restricted shares vest in four equal installments on February 20 of each of the succeeding four years, subject to continued employment with the Company. These shares have a fair value of $23.56 based on the closing price of the Company’s stock on the grant date.

As of May 12, 2022, an aggregate of 295,025 shares of common stock remain available for future grants under the Plan.

Employment Agreements; Severance Arrangements

Universal is party to an employment agreement with its Chief Executive Officer, Tim Phillips, under which the Company currently pays him an annual base salary of $500,032. The agreement reflects the Company making a cash bonus award to Mr. Phillips for his performance in 2019 of $240,000. We paid the initial 20% installment of the award in 2020, and we paid the balance of the award in 2021. The employment agreement also contemplates a restricted stock award of 60,000 shares, which vests in installments of 20,000 shares on January 10, 2024 and January 10, 2026, and installments of 10,000 shares on January 10, 2027 and January 10, 2028. Vesting is subject to his continued employment with the Company. He is eligible to receive a discretionary bonus and other incentive compensation as approved by the Board of Directors from time to time. Mr. Phillips is entitled to the fringe benefits provided to all the Company’s employees in the normal course of business. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under the Plan. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company.

Mr. Phillips has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of Mr. Matthew T. Moroun for a period of six months after Mr. Phillips’ employment terminates. In the event that Mr. Phillips is terminated in the best interest of the Company, the duration of his covenant not to compete can be extended for one year, in which case Mr. Phillips will be entitled to receive base salary for a period of 12 months. Mr. Phillips has also agreed that he will not, for a period of 24 months after termination, encourage, solicit or otherwise attempt to persuade any of Universal’s employees or any employees of the specified affiliates to leave their employment. If Mr. Phillips hires, directly or indirectly, an employee from Universal or a specified affiliate during the restricted period, Mr. Phillips has agreed to pay the Company or its affiliate 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Phillips has also agreed to maintain the confidentiality of the Company’s proprietary information.

Universal is not party to an employment agreement with its Chief Financial Officer, Jude Beres. Universal currently pays Mr. Beres an annual base salary of $462,020. He is eligible to receive a discretionary bonus and other incentive compensation as approved by the Board of Directors or Compensation and Stock Option Committee from time to time. Mr. Beres is entitled to the fringe benefits provided to all the Company’s employees in the normal course of business. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under the Plan. Mr. Beres would not be entitled to any contractual payments in the event his employment terminates.

Registration Rights Agreement

Members of the Moroun family have registration rights under an agreement with Universal dated July 28, 2021. Subject to conditions and exceptions, these shareholders may require the Company to register their securities if the anticipated aggregate offering price of the securities covered by the registration exceeds $25 million. Also, if Universal proposes to register any of its securities, subject to certain exceptions and limitations, and whether or not the registration is for the Company’s account, Universal is required to give these shareholders the opportunity to participate in the registration. If a registration is underwritten and the managing underwriter advises the Company that marketing factors require a limitation on the number of shares that may be underwritten, the Company generally receives first priority with respect to the shares issued and sold. Universal generally is required to pay the registration expenses in connection with registrations.

Transactions with Related Persons

Companies controlled by Mr. Matthew T. Moroun provide various business and administrative support services to Universal’s consolidated subsidiaries, including legal, human resources, tax, and information technology services. The cost of these services is based on the actual or estimated utilization of the specific services. These costs totaled $4.2 million and $2.6 million for 2021 and 2020, respectively.

In addition to the arrangements described above, Universal’s consolidated subsidiaries are currently a party to a number of arrangements with companies controlled by Mr. Moroun that the Company expects to continue.

Universal’s consolidated subsidiaries periodically carry freight for a trucking company owned by Mr. Moroun in the ordinary course of business at market rates. Revenue for these services for 2021 and 2020 totaled $0.7 million and $0.9 million, respectively. This trucking company also provided transportation services to Universal’s consolidated subsidiaries at market rates in the ordinary course of business. The cost of these services for 2021 and 2020 totaled $1.7 million and $22,000, respectively.

Universal’s consolidated subsidiaries pay companies controlled by Mr. Moroun the direct variable cost of maintenance, fueling and other operational support costs for services delivered at the affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. The cost of these services for 2021 and 2020 totaled $3.9 million and $0.8 million, respectively.

Universal’s consolidated subsidiaries currently lease 30 office, terminal and yard facilities from companies controlled by Mr. Moroun based on either month-to-month or contractual, multi-year lease arrangements that are billed and paid monthly. At December 31, 2020, Universal’s consolidated subsidiaries leased 28 such facilities. During 2021 and 2020, Universal’s consolidated subsidiaries paid an aggregate of $12.4 million and $12.9 million, respectively, in rent and related costs to affiliates. Universal believes that the rent currently paid for these properties is at market rates.

Universal’s consolidated subsidiaries purchase employee medical, commercial auto liability, commercial general liability, workers compensation, motor cargo liability and other insurance from an insurance company controlled by Mr. Moroun. In 2021 and 2020, Universal’s consolidated subsidiaries paid this affiliate $65.1 million and $47.1 million, respectively. Universal believes that the rates paid for these services reflect market rates.

During 2021 and 2020, Universal’s consolidated subsidiaries contracted with an affiliate to provide real property improvements totaling $1.0 million and $3.0 million, respectively. Universal’s consolidated subsidiaries also purchased wheels and tires from an affiliate during 2020 totaling $618,000.

Universal believes that substantially all of the above transactions were entered into on terms at least as favorable to the Company as could have been obtained from persons who were not related to Universal, and each of the transactions was in the Company’s best interest. Universal expects to continue in 2022 certain transactions that are similar to those described above with companies controlled by the Company’s directors who are members of the Moroun family.

Recent Securities Transactions

On March 11, 2022, Universal’s director, Mr. Richard P. Urban, purchased 5,000 shares of common stock at a purchase price of $20.49 per share in an open market transaction.

On May 9, 2022, the Company awarded 647 unrestricted shares of our common stock to Messrs. Matthew T. Moroun, Matthew J. Moroun, and Richard P. Urban, respectively, as part of their annual retainer for serving as a non-employee director. On May 9, 2022, the Company awarded 216 unrestricted shares of our common stock to Mr. Grant E. Belanger as part of his annual retainer for serving as a non-employee director. These shares have a fair value of $23.17 based on the closing price of the Company’s stock on the grant date.

Based on the Company’s records and on information provided to Universal by its directors, executive officers, affiliates, and subsidiaries, neither Universal nor any of its affiliates, subsidiaries, directors, or executive officers have effected any other transactions involving shares of our common stock during the 60 days prior to May 12, 2022.

11.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The Company’s purchase of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

Universal believes that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, the Company does not believe that its purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in Universal’s reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from NASDAQ. See Section 6.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. Universal believes that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, the Company to furnish certain information to its shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of shareholders. The Company currently meets the eligibility requirements for deregistration of the shares under the Exchange Act due to our having fewer than 300 holders of record of our common stock. Universal’s shares will continue to be eligible for deregistration under the Exchange Act following its purchase of shares under the Offer. However, Universal has no present plans to terminate the registration of the shares under the Exchange Act or to discontinue complying with the Commission’s proxy rules and other requirements to furnish information to shareholders, and the Company does not anticipate any such plans in the foreseeable future.

12.	Legal Matters; Regulatory Approvals

Universal is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by the Company as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, Universal presently contemplates seeking that approval or other action if practicable within the time period contemplated by the Offer. Universal is unable to predict whether it will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition. Universal’s obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 6.

13.	Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders.

The following is a discussion of certain U.S. federal income tax consequences of the Company’s repurchase of shares pursuant to the Offer. This discussion applies only to shares held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares;

•	persons holding shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons holding shares received as compensation (including shares acquired upon the exercise of options);

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Characterization of the Repurchase of Shares Pursuant to the Offer. A repurchase of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from Universal.

Under section 302 of the Code, a U.S. Holder will recognize gain or loss on a sale of shares for cash if the sale (i) results in a “complete redemption” of all such U.S. Holder’s equity interest in Universal, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in section 318(a) of the Code, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete redemption” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and the Company’s stock that the U.S. Holder has the right to acquire by exercise of an option. A sale of shares for cash pursuant to the Offer will be a “complete redemption” of a U.S. Holder’s equity interest in us if the U.S.

Holder owns none of the Company’s shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the sale. A sale of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding voting stock owned by such U.S. Holder in Universal immediately after the sale is less than 80% of the percentage of the voting stock owned by such U.S. Holder in the Company immediately before the sale. If a sale of shares for cash fails to satisfy either the “complete redemption” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A sale of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. A sale of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in the Company is minimal and who does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult with their tax advisors regarding the application of the rules of section 302 in their particular circumstances.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied and whether gain or loss may be recognized. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by Universal. Thus, proration may affect whether the surrender of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the sale of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares so exchanged. U.S. Holders that acquired different blocks of shares at different times or at different prices will need to calculate their adjusted tax basis in each block of shares tendered and disposed of in the Offer to calculate their gain or loss. The application of these rules to a shareholder that tendered shares acquired at different times or at different prices is complex, and any such shareholder should consult its tax advisor regarding the calculation of its gain or loss on the shares disposed of in the Offer for cash. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares disposed of exceeds one year as of the date of the sale. Long-term capital gains of non-corporate U.S. Holders will generally be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on a sale of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a dividend to the extent of the Company’s available current and accumulated earnings and profits, as determined for these purposes. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be eligible for reduced rates of taxation on amounts treated as dividends. To the extent that cash received in the Offer is treated as a dividend to a corporate U.S. Holder (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult with their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer (that are not treated as proceeds from the sale of shares under the Section 302 Tests) exceed the Company’s available current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Shareholders that do not dispose of all of their shares pursuant to the Offer should consult with their tax advisors regarding the proper method for recovering tax basis in their shares and computing capital gain. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

Universal cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition of shares, and you may not be a Non-U.S. Holder if you are a former citizen or former resident of the United States. In either of these cases, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale of shares pursuant to the Offer.

If a partnership owns the shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that owns the shares, you should consult your tax advisor.

Withholding on Purchase Price. Because the Company may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the applicable withholding agent generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a dividend distribution from the Company. Accordingly, a Non-U.S. Holder should expect that the applicable withholding agent will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the applicable withholding agent determines that (i) a reduced rate of withholding is available pursuant to a tax treaty and the payment is not subject to withholding under FATCA (see discussion below on FATCA withholding taxes) or (ii) that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the applicable withholding agent a validly completed and executed IRS Form W-8 ECI. The applicable withholding agent will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8 BEN, W-8 BEN-E or W-8 ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% withholding or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult with their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S.

information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding paragraph, “Withholding on Purchase Price.”

For the reasons noted above under “Withholding on Purchase Price,” it is generally expected that the applicable withholding agent will treat the entire amount payable to a Non-U.S. Holder as a dividend distribution from the Company. Accordingly, the applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8 BEN, W-8 BEN-E or W-8 ECI (or other applicable IRS Form W-8) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding on Purchase Price” above. Non-U.S. Holders are urged to consult with their tax advisors.

See Section 3 with respect to the application of U.S. withholding, backup withholding and information reporting.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

14.	Extension of the Tender Offer; Termination; Amendment

Universal expressly reserves the right, in its sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Universal to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Universal also expressly reserves the right, in its sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by the Company to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. The Company’s reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Universal must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Universal to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which Universal may choose to make a public announcement, except as required by applicable law, the

Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Cision—PR Newswire or another comparable service. In addition, Universal would file the press release as an exhibit to the Schedule TO.

If Universal materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) Universal increases or decreases the price to be paid for shares beyond the range, (b) decreases the number of shares being sought in the Offer, or (c) increases the number of shares being sought in the Offer by more than 2% of our outstanding shares (or approximately 528,835 additional shares), and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of 10 business days.

15.	Fees and Expenses

Universal has retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Universal will not pay any fees or commissions to brokers, dealers, or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Universal will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the Company’s agent or the agent of the Information Agent or the Depositary for purposes of the Offer. Universal will pay or cause to be paid all stock transfer taxes, if any, on the Company’s purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Universal has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, Universal cannot comply with applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which the Company referred you. Universal has not authorized any person to make any recommendation on behalf of the Company as to whether you should tender or refrain from tendering your shares in the Offer. Universal has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Company, the Depositary or the Information Agent.

May 13, 2022

The Letter of Transmittal, certificates for shares, and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	By Registered Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall St., Suite V Canton, Massachusetts 02021

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks, and Brokers

Call Toll-Free:

866-695-6074